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                                                                   Exhibit 10.48


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                              ROADHOUSE GRILL, INC.

                           DEFERRED COMPENSATION PLAN














                                                          EFFECTIVE JUNE 3, 1997


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                             ROADHOUSE GRILL, INC.

                           DEFERRED COMPENSATION PLAN


                                TABLE OF CONTENTS
                                -----------------

                                                                              PAGE
                                                                              ----
1.  Definitions ...........................................................    1

2.  Savings Deposits by Participants ......................................    3

3.  Company Credits to Participants .......................................    3

4.  Participants' Accounts; Life Insurance Contracts ......................    4

5.  Vesting ...............................................................    4

6.  Payments During Life ..................................................    5

7.  Payment on Death; Beneficiary .........................................    5

8.  Limitation on Nondeductible Payment ...................................    6

9.  Intended Tax Consequences .............................................    6

10. Intended ERISA Consequences ...........................................    7

11. Funding ...............................................................    7

12. Participant's Rights Unsecured ........................................    7

13. Administration ........................................................    8

14. Claims Procedure ......................................................    8

15. Amendment or Termination of Plan ......................................    9

16. Notice ................................................................    9

17. Employment Rights .....................................................    9

18. Independence of Benefits ..............................................    9

19. Assignability .........................................................   10

20. Governing Law; Binding Effect; Limitations Period; Venue ..............   10

21. Pronouns and Heading ..................................................   10





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                              ROADHOUSE GRILL, INC.
                           DEFERRED COMPENSATION PLAN


         This Deferred Compensation Plan is adopted effective as of the 3rd of June, 1997, by Roadhouse Grill, Inc., a Florida corporation (referred to herein as the "Company").

                                   WITNESSETH:

         WHEREAS, the Company intends to provide certain executive and management-level employees to be designated by the Board as participants in this Plan with an opportunity to save for retirement on a tax-deferred basis; and

         WHEREAS, the Company desires to retain the valuable services of certain executive and management-level employees and encourage such employees to continue employment with the Company by making contributions to match the tax-deferred savings elected by executive and certain management-level employees; and

         WHEREAS, this Deferred Compensation Plan is intended to qualify as an unfunded deferred compensation plan maintained primarily to provide deferred compensation for eligible Participants, all of whom are members of a select group of management or highly compensated employees of the Company for purposes of the Employee Retirement Income Security Act of 1974, as amended.

         NOW, THEREFORE, the Company adopts this Deferred Compensation Plan:

1.       DEFINITIONS

(a)      BOARD means the Board of Directors of the Company.

(b)      CODE means the Internal Revenue Code of 1986, as amended.

(c) COMPANY means Roadhouse Grill, Inc. and, as the context may dictate, the Employer of the Participant.

(d) COMPENSATION means a Participant's total compensation paid to such Participant by the Company during the Plan Year for services rendered, including base salary, cash bonuses and any amounts contributed by the Participant on a salary reduction basis to any plan maintained by the Company under Internal Revenue Code Sections 401(k) or 125, but excluding non-cash items of compensation or income. Compensation does not include any such amounts paid to a Participant before the effective date that he became a Participant herein or after the effective date of the end of his participation herein.


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(e)      CONTROLLED GROUP means that group of entities consisting of (i) the
         Company, (ii) any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) that includes the Company and (iii) any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with the Company.

(f)      EMPLOYEE means any person employed by any member of the Controlled
         Group.

(g)      EMPLOYER means the Company and any other member of the Controlled
         Group.

(h) ERISA means the Employee Retirement Income Security Act of 1974, as amended.

(i) PARTICIPANT means an Employee designated by the Board to participate in this plan, whose participation in the Plan has begun or resumed and has not yet ended.

(j) PERMANENT DISABILITY shall have the same meaning hereunder as under the Employer's long-term disability plan. If the Participant is not covered by the Employer's long-term disability plan, the term Permanent Disability means a determination has been made by the Board that the Participant would be eligible for such benefits if the Participant were covered by the Employer's long-term disability plan. No other determination or definition of disability or disabled status shall govern for purposes of this Plan.

(k) PLAN means this Roadhouse Grill, Inc., Deferred Compensation Plan, as set forth in this plan instrument and as it may be amended from time to time.

(l) PLAN YEAR means the 12 month period commencing June 3, 1997, and ending June 2, 1998, and the 12-month periods commencing on each subsequent June 3 while the Plan remains in effect.

(m) SAVINGS DEPOSITS ACCOUNT means the account referred to in Section 4(a) hereof.

(n) TRIGGERING EVENT means the first to occur of termination of a Participant's employment for any reason other than death or a Participant attaining the later of age 65 or 10 years of service under the Plan. For this purpose, the term "years of service" means the number of complete 12-month periods beginning with the first date that the Participant performs service for the Employer that have elapsed during the period of the Participant's employment by the Employer.

(o) VESTED PARTICIPANT means a Participant who is one hundred percent (100%) vested in all benefits hereunder, as defined in Section 5 hereof. A "Non-Vested Participant" means a Participant who is not one hundred percent (100%) vested in all benefits hereunder, as defined in
         Section 5 hereof.

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2.       SAVINGS DEPOSITS BY PARTICIPANTS

(a) SAVINGS DEPOSITS BY PARTICIPANTS. Each Participant may make savings deposits to the Plan in any amount of his compensation by agreeing to reduce his compensation by such amount. However, such amounts cannot exceed a ceiling established by the Board for each Participant prior to the beginning of each Plan Year and are referred to herein a as a Participant's "savings deposits".

(b) SIGN-UP PROCEDURE FOR SAVINGS DEPOSITS. A Participant who wishes to make savings deposits must complete an enrollment form specifying the amount of his savings deposits, agreeing to reduce his compensation by such amount, and providing such other information (including a designation of beneficiary) as the Board may require. A Participant may elect to begin making savings deposits as of any enrollment date. The first of each month while the Plan is in effect is an enrollment date.

(c) CHANGES IN SAVINGS DEPOSITS. Subject to the ceiling established by the Board for a Participant for any Plan Year, a participant making savings deposits may increase or reduce deposits to any higher or lower amount he elects, suspend savings deposits and resume such deposits at any amount by so specifying on a form filed with the Board. Any changes will become effective on the first Plan Year anniversary date after he files the completed form with the Board. Any changes in a Participant's savings deposits may affect benefits he receives under the Plan.

(d) EFFECTIVENESS OF ELECTIONS. Any election by a participant to make savings deposits, increase, reduce, suspend or resume his savings deposits will be effective only with respect to compensation earned after the Participant files the appropriate form with the Board and will not be effective with respect to any compensation already earned by the Participant when he files such form with the Board.

3.       COMPANY CREDITS TO PARTICIPANTS

(a) MATCHING COMPANY CREDITS. For each Plan Year, the Company will credit each Participant who makes savings deposits during such Plan Year with a matching contribution amount equal to at least 100% of each Participant's savings deposits made during such Plan Year; provided that the Company will provide matching contributions only on savings deposits up to a specified amount (the "matching ceiling") and will not match savings deposits above the matching ceiling. The matching ceiling will be a specified amount of each Participant's compensation. The matching ceiling for any Plan Year will be determined by the Board and communicated to Participants before the beginning of each Plan Year.

(b) COMPANY CREDITS. Company matching credits for a Plan Year will be made no later than thirty (30) days after the end of each Plan Year.


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4.       PARTICIPANTS' ACCOUNTS; LIFE INSURANCE CONTRACTS

(a) SAVINGS DEPOSITS ACCOUNTS. Savings deposits by a Participant and Company credits on a Participant's behalf will be credited to an account in the name of such Participant. Such account will be called his "Savings Deposits Account."

(b) LIFE INSURANCE CONTRACT. The Company intends to purchase a life insurance contract on the life of each Participant in the amount that can be purchased with premiums equal to the credits to such Participant's Savings Deposits Account. The life insurance contract will be issued by an insurer selected by the Company in its discretion and will provide such accumulation values, cash surrender values, death benefits and other rights and features as the Company in its discretion determines. However, the Company will not be obligated to purchase a life insurance contract on the life of any Participant; if the Company determines not to purchase a life insurance contract on the life of a Participant, for purposes of determining the rights and benefits of such Participant hereunder, the Company will nevertheless designate a life insurance contract which could have been purchased with such Participant's Savings Deposits Account (a "Designated Contract"). Any such life insurance contract (whether purchased by the Company or designated by the Company) will be referred to herein as the "Participant's Contract". The Company will be the sole owner and beneficiary of each Participant's Contract and will possess and may exercise all incidents of ownership with respect to all such contracts. No Participant will have any interest in a Participant's Contract purchased by the Company prior to the distribution of such contract to the Participant (should this occur in accordance with Section 6 hereof). In order to be a participant, an employee of the Company agrees to submit to medical examinations, supply such information and execute such documents as may be required by the insurance company in order for the Company to purchase any such policy.

(c) RECORDS OF ACCOUNTS. The Board may itself maintain records of Participants' Savings Deposits Accounts or the Board may arrange for such records to be maintained by an outside service provider. If the Board arranges with a service provider to maintain records of Participants' accounts, the Board will provide such information as is necessary for the service provider to maintain such accounts as required herein. Any reference herein to any requirements that the Board keep certain records or accounts will be satisfied if the Board arranges for an outside service provider to keep such records or accounts.

5.       VESTING

         Each Participant is one hundred percent (100%) vested in that portion of his or her Savings Deposits Account attributable to the Participant's savings deposits. Each Employee designated as a Participant as of the effective date of the Plan also is one hundred percent (100%) vested in all benefits hereunder. Each Employee subsequently designated as Participants by the Company shall either be designated as one hundred percent (100%) vested in all benefits hereunder on (i) the date said Employee becomes a Participant


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         hereunder or (ii) the first to occur of (a) the date of such
         Participant's death or Permanent Disability if a Triggering Event shall not already have occurred for such Participant or (b) the date five (5) years after the date on which said Employee becomes a Participant hereunder except that vesting shall cease on the occurrence of a Triggering Event; provided, however, that in the event the Company is sold or merged with another entity, all Participants who are not one hundred percent (100%) vested on the date immediately preceding such event shall automatically become one hundred (100%) vested in all benefits hereunder.

6.       PAYMENTS DURING LIFE

(a) With respect to a Vested Participant who experiences a Triggering Event, within one (1) year of such Triggering Event the Company shall have the option of either (i) distributing the Participant's Contract to such Participant or (ii) surrendering the Participant's Contract to the issuer and distributing to such Participant the cash surrender value of such contract, in either case (A) increased by the amount of the Company's expected federal and state income tax savings, if any, from obtaining an income tax deduction for the compensation paid to such Participant as a result of such distribution and (B) reduced by the amount of the Company's cumulative prior federal and state income taxes, if any, resulting from the income from the increase in the cash surrender value of such Contract plus the Company's expected federal and state income tax, if any, on the income or gain recognized from such surrender and/or distribution. If the Company does not own a life insurance contract on such Participant, within one (1) year of the Triggering Event the Company shall distribute to such Participant an amount in cash equal to the cash surrender value of the Designated Contract on the life of such Participant after taking into account the amount of the Company's expected federal and state income tax savings and payment, if any, from such distribution as described in (A) and (B) of the foregoing sentence. In no event shall a Vested Participant receive an amount less than such Participant's total savings deposits plus interest equal to five percent (5%) of the amount of such Participant's savings deposits, calculated annually.

(b) With respect to Non-Vested Participant who experiences a Triggering Event, within one (1) year of the Triggering Event, the Company shall distribute to such Participant an amount equal to such Participant's total savings deposits plus interest equal to five percent (5%) of the amount of such Participant's savings deposits, calculated annually. Any funds in such Participant's Savings Deposits Account in excess of the funds required to be paid to such Participant under the foregoing sentence shall be retained by, or paid to, the Company.

7.       PAYMENT ON DEATH; BENEFICIARY

         Upon the death of a Participant prior to a Triggering Event, such Participant's designated beneficiary shall receive cash equal to the amount of the proceeds from the Participant's Contract within thirty
         (30) days of receipt thereof by the Company or cash equal to the




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

         death benefit of the Designated Contract on the life of such Participant within sixty (60) days of the death of such Participant. Any delay in payment by the insurer of proceeds due to the Company following the death of a Participant shall similarly delay the Company's obligation to make payment hereunder. Upon the death of a Participant after a Triggering Event, any amounts in excess of the funds required to be paid to the Participant under Section 6 shall be retained by, or paid to, the Company. The Participant may designate a beneficiary on a beneficiary designation form provided by the Board. If the Participant fails to name a beneficiary, the Participant's beneficiary shall be the Participant's surviving spouse, if any, or, if there is no surviving spouse, the beneficiary shall be the Participant's estate.

8.       LIMITATION ON NONDEDUCTIBLE PAYMENT

         Notwithstanding the foregoing provisions concerning payment to a Participant, if the Board reasonably determines that payment to a Participant of any portion of the benefit due to the Participant hereunder will not be deductible by the Company for income tax purposes because of the limit imposed by Code Section 162(m), payment of the excess amount may, in the Company's discretion, be deferred until the first date following termination of the Participant's employment on which the Board reasonably determines that payment of the excess amount will be deductible by the Company for income tax purposes. For purposes of this subsection, the term "excess amount" means the amount by which the limit on deductible payments under Code Section 162(m) would be exceeded by payment to the Participant of the benefit due under the Plan, after first taking into consideration taxable compensation payments to the Participant under all other agreements or arrangements with the Company or any member of the Controlled Group. The excess amount shall remain credited to the Participant's Savings Deposit Account and subject to all other terms and conditions of the Plan until paid to the Participant or Beneficiary.

9.       INTENDED TAX CONSEQUENCES

         It is the Company's intent that the Participant's savings deposits, the Company's matching credits and any increases thereto will not be subject to income taxes to the Participant until the Participant (or his or her beneficiary) receives any amount hereunder and will not be deductible by the Company until payment hereunder. The Participant's savings deposits will be subject to employment taxes, with respect to which the Employer shall report and withhold appropriately. However, if any portion of a Participant's Savings Deposits Account is found in a "determination" (within the meaning of Section 1313(a) of the Code) to have been includable in gross income by a Participant before payment of such amounts to the Participant under the Plan, such amounts shall be immediately paid to the Participant, notwithstanding any other provision of the Plan. The amount of any such payment shall reduce the Participant's Savings Deposits Account.


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10.      INTENDED ERISA CONSEQUENCES

         If it is determined, as defined below, that the Plan does not qualify as an unfunded deferred compensation plan maintained primarily to provide deferred compensation for eligible Participants, all of whom are members of a select group of management or highly compensated employees of the Employer for purposes of ERISA, then the Company may terminate the entire Plan or discontinue the participation of those Participants with respect to whom such determination is made. In that case, the Participant shall be paid all amounts then due him or her hereunder as of the Participant experienced a Triggering Event, calculated and paid as determined in Section 6 hereof, notwithstanding any other provision of the Plan. For purposes of this Section, the term "determined" means determined by the Board in its sole discretion or determined by a court of competent jurisdiction the decision of which cannot be appealed or with respect to which the appeal period has expired without any party filing a notice of appeal.

11.      FUNDING

         The Company shall not be obligated under any circumstances to fund its obligations under this Plan. The Company may elect to fund this Plan informally in whole or in part, and the manner of such informal funding shall be the exclusive decision of the Company. If the Company decides to informally fund this Plan by procuring life insurance for its own benefit on the life of any Participant, the form of such insurance and the amount shall be the exclusive decision of the Company. The Company may choose to create a trust for purposes of funding its obligations hereunder. In the event that the Company creates such a trust, to assets to be transferred to such trust shall be the exclusive decision of the Company. With respect to any assets that the Company chooses to transfer to such a trust, including a life insurance contracts on the life of a Participant, the obligation of the Company hereunder shall become the obligation of the trustee of such trust.

12.      PARTICIPANT'S RIGHTS UNSECURED

         Nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of asset segregation for a Participant or his designated beneficiary. The right of a Participant or his designated beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, shall be no greater than the right of any unsecured general creditor of the Company, and neither the Participants nor their designated beneficiaries shall have any rights in or against any specific assets of the Company. Any insurance policy purchased on the life of a Participant to informally fund the Company's obligations hereunder shall constitute a general asset of the Company, whether owned by the Company or a trust created by the Company, and may be disposed of by such trust or the Company at such time and for such purposes as it may deem appropriate. Any rights hereunder may not be encumbered or assigned by a Participant or any Participant's beneficiary.


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13.      ADMINISTRATION

         This Plan shall be administered by the Board which shall have the authority to interpret this Plan and issue such regulations as it deems appropriate. The Board will designate those persons who will be Participants and will decide on the termination of a Participant's participation hereunder; provided, that no such action shall retroactively deprive a Participant of any amount credited to his Savings Deposits Account or any benefit he was entitled to under the Plan calculated as of the effective date of his termination of participation hereunder. The Board shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. The Board's interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned. The Board Administrator may delegate to an Employee or other person any of its duties under the Plan, provided that such delegation shall not relieve the Board of the responsibility for the performance of such duties.

14.      CLAIMS PROCEDURE

(a) A Participant or beneficiary who believes that he or she is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Board or its delegate (herein referred to as the "Claims Administrator") setting forth the claim. Upon receipt of a claim, the Claims Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Claims Administrator may, however, extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Claims Administrator shall advise the Claimant in writing of its determination, using language calculated to be understood by the Claimant, setting forth: (1) the specific reason or reasons for such denial; (2) the specific reference to pertinent provisions of this Plan on which such denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;
         (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (5) the time limits for requesting a review.

(b) Within sixty (60) days after the receipt by the Claimant of the written determination described above, the Claimant may request in writing that the Claims Administrator review the determination. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Claims Administrator. If the Claimant does not request a review of the determination within such sixty (60) day period, the Claimant shall be barred and estopped from challenging the Claims Administrator's determination.

(c) Within sixty (60) days after receipt of a request for review, the Claims Administrator will review its previous determination. After consideration of all materials presented by the Claimant, the Claims Administrator will render a written determination, written in a


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

         manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of the Plan on which the determination is based. If special circumstances require that the sixty (60) day time period be extended, the Claims Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

15.      AMENDMENT OR TERMINATION OF PLAN

         The Board, at any time and from time to time, may amend or modify any or all of the provisions of this Plan or may terminate this Plan. Notwithstanding the foregoing, no termination or amendment of the Plan may reduce the benefits payable under the plan to any person with respect to a Participant whose employment with the Company was terminated, who attained age 65 or died before such termination or amendment, and no termination or amendment may reduce the benefits to be paid with respect to a Participant on the date of such termination or amendment below the amount that such Participant would have received if his employment had terminated on the date before such termination or amendment.

16.      NOTICE

         Any notice or other communication hereunder shall be in writing and shall be deemed to have been duly given or delivered (a) as of the third business day after mailing by certified or registered mail, postage prepaid, or (b) as of the second business day after delivery to a national express delivery service, to the last known addresses of the parties or such other addresses at which the parties shall from time to time notify one another.

17.      EMPLOYMENT RIGHTS

         This Plan shall not be deemed to create a contract of employment between the Company and any Participant and shall create no right in any Participant to continue in the Company's employ for any specific period of time.

18.      INDEPENDENCE OF BENEFITS

         The benefits payable under this Plan shall be independent of, and in addition to, any other benefits or compensation, payable under any other employment agreements or benefit arrangements that now exist or may hereafter exist from time to time between the Company and any Participant. Nor does this Plan in any way affect or reduce the existing and future compensation and other benefits of the Participant.



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

19.      ASSIGNABILITY

         Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Plan shall be valid or recognized by the Company.

20.      GOVERNING LAW; BINDING EFFECT; LIMITATIONS PERIOD; VENUE

         The parties hereto agree that all matters pertaining to the validity, construction and effect of this Plan shall be determined in accordance with the laws of the State of Florida to the extent not preempted by ERISA. This Plan shall be binding upon and insure to the benefit of the parties hereto and their respective successors and assigns. Any legal action or proceeding hereunder may be brought only following exhaustion of the Participant's administrative remedies and within a period of three years from the date the claim was incurred, unless other applicable law would permit a longer period of time within which to bring an action. Any such legal action or proceeding may be initiated only in Broward County or Miami-Dade County, Florida or the county in which the Employer of the Participant has its principal place of business.

21.      PRONOUNS AND HEADING

         As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles, and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.





















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